Exhibit 5.1

Sanders Ortoli Vaughn-Flam Rosenstadt LLP

August 14, 2014
Board of Directors
TapImmune Inc.
1551 Eastlake Avenue East,
Suite 100, Seattle, WA

Ladies and Gentlemen:

We have acted as counsel to TapImmune Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (i) 1,866,792 of the Company’s units each consisting of a share of the Company’s common stock, par value $0.001, and a warrant to purchase a share of the Company’s common stock (the (“Units”), (ii) 1,866,792 of the Company’s common stock (the “Common Stock Shares”), (iii) warrants to purchase up to 1,886,792 shares of common stock (“Warrants”) and (iv) 1,866,792 shares of common stock to be issued upon the exercise of the Warrants (“Warrant Shares”), all pursuant to that certain Registration Statement on Form S-3, as amended (Registration Statement No. 333-196115) (“Registration Statement”), filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”), and supplemented by the Prospectus Supplement relating to the Units, Common Stock Shares, Warrants and Warrant Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (“Prospectus Supplement”).  All of the Units, Common Stock Shares, Warrants and Warrant Shares are to be sold by the Company as described in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Units, Common Stock Shares, Warrants and Warrant Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that the Units, Common Stock Shares and Warrants have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement will be legally issued, fully paid and nonassessable.  It is further our opinion that the Warrant Shares have been duly authorized and, upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

We are admitted to practice in the State of New York, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinions set forth below, we are generally familiar with 78 NRS, the applicable provisions of the Constitution of the State of Nevada and reported judicial decisions under Nevada law and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion is limited to the Nevada Revised Statutes and all applicable provisions of reported judicial decisions interpreting these laws.

/s/ Sanders Ortoli Vaughn-Flam Rosenstadt LLP